Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IPSCO TUBULARS INC.

    IPSCO Tubulars, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was originally filed in the Office of the Secretary of State of the State of Delaware on August 8, 1985, and the name under which it was originally incorporated was IPSCO Sales Inc.;

2.	The Original Certificate of Incorporation was amended and restated on June 13, 2008 (the “Amended and Restated Certificate of Incorporation”);

3.	The Amended and Restated Certificate of Incorporation was amended and restated on December 28, 2009 (the “Second Amended and Restated Certificate of Incorporation”);

4.	In accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) and the stockholder of the Corporation each duly adopted a resolution approving the amendment to and restatement of the Second Amended and Restated Certificate of Incorporation; and

5.	Pursuant to the Board of Directors’ resolution and the stockholder resolution cited above, the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is IPSCO Tubulars Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is                     . The total number of shares of Common Stock that the Corporation is authorized to issue is                     , having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is                     , having a par value of $0.01 per share. Subject to the terms of any stockholders agreement binding on the Corporation, whether or not in effect on the date hereof and as amended from time to time in accordance therewith (each, a “Stockholders Agreement”), the Board of Directors may, in its discretion, issue from time to time authorized but unissued shares or treasury shares of the Corporation to such person or persons, and for such consideration, as the Board of Directors may determine.

FIFTH: The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. No holder of Common Stock shall be entitled to exercise any right of cumulative voting.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL (or any successor provision thereto).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends if, when and as declared by the Board of Directors in accordance with applicable law. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.

B. PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to and vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL and any applicable Stockholders Agreement. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH: Upon the filing and effectiveness of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each then-outstanding share of Common Stock (“Old Common Stock”) shall be automatically converted into                      validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by                      and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Split.

SEVENTH: Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the Board of Directors; provided, however, that for so long as the Principal Stockholder (as defined in the Stockholders Agreement) continues to beneficially own at least 20% of the Voting Stock, the Secretary of the Corporation shall call a special meeting of stockholders upon the written request of the Principal Stockholder. Special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws whether adopted by them or otherwise, without any action on the part of the stockholders. The stockholders may also make new bylaws or alter, amend or repeal the Bylaws, in addition to any other vote otherwise required by law, (i) prior to the date the Principal Stockholder ceases to beneficially own in aggregate at least 50% of the Voting Stock (the “Trigger Date”), by the affirmative vote of the holders of a majority of the outstanding Voting Stock, and (ii) from and after the Trigger Date, by the affirmative vote of the holders of at least 66-2/3% of the Voting Stock.

NINTH: The personal liability of the directors of the Corporation, to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as director, is hereby eliminated to the fullest extent permitted by the DGCL, as the same may be amended and supplemented. Any amendment, repeal or modification of this Article Ninth, or the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

TENTH: The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented, indemnify, advance expenses and hold harmless any person who was or is a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Any amendment, repeal or modification of this Article Tenth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

ELEVENTH: In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of the Principal Stockholder or its respective Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) the Principal Stockholder and its respective Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the Principal Stockholder and its respective Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Eleventh are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Principal Stockholder and/or its respective Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Covered Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Third Amended and Restated Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of the Principal Stockholder, any entity that controls, is controlled by or under common control with the Principal Stockholder (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any company controlled by the Corporation.

To the fullest extent permitted by law, none of the Principal Stockholder, any of its respective Affiliated Companies or any of their respective Covered Persons shall have any fiduciary duty to refrain from (A) carrying on and conducting, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliated Companies, (B) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliated Companies, or (C) making investments in any kind of property in which the Corporation may make investments. In the event that the Principal Stockholder, any of its respective Affiliated Companies or any of their respective Covered Persons acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (1) (a) the Covered Person, in his or her capacity with the Principal Stockholder or any of its respective Affiliated Companies, or (b) the Principal Stockholder or any of its respective Affiliated Companies and (2) the Corporation or its Affiliated Companies, none of the Principal Stockholder, any of its respective Affiliated Companies or any of their respective Covered Persons shall, to the fullest extent permitted by law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. To the fullest extent permitted by law, the Corporation and its Affiliated Companies hereby renounce, pursuant to Section 122(17) of the DGCL, any interest or expectancy of the Corporation and its Affiliated Companies in such corporate opportunity and waive any claim against the Principal Stockholder, its Affiliated Companies and each of their respective Covered Persons and shall indemnify the

Principal Stockholder, each of its Affiliated Companies and each of their respective Covered Persons against any claim that the Principal Stockholder, any of its respective Affiliated Companies or any of their respective Covered Persons is liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty, as a director, officer or stockholder of the Corporation or its Affiliated Companies, solely by reason of the fact that the Principal Stockholder, any of its respective Affiliated Companies or any of their respective Covered Persons (x) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (y) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (z) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this Article Eleventh.

To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its Affiliated Companies unless (i) the Corporation and its Affiliated Companies would be permitted to undertake such transaction or opportunity in accordance with this Third Amended and Restated Certificate of Incorporation, (ii) the Corporation and its Affiliated Companies at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its Affiliated Companies are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

To the fullest extent permitted by law, no Covered Person will be liable to the Corporation or its Affiliated Companies or stockholders for breach of any duty (at law or in equity, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article Eleventh.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

For purposes of this Article Eleventh, the Corporation and its Affiliated Companies shall not be deemed Affiliated Companies of the Principal Stockholder.

In addition to any vote required by applicable law, this Article Eleventh may not be amended, modified or repealed without the prior written consent of the Principal Stockholder.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of this Third Amended and Restated Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless, in addition to any other vote required by this Third Amended and Restated Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved, (i) prior to the Trigger Date, by the affirmative vote of the holders of a majority of the outstanding Voting Stock, and (ii) from and after the Trigger Date, by the affirmative vote of the holders of at least 66-2/3% of the outstanding Voting Stock.

FOURTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has executed this Third Amended and Restated Certificate of Incorporation on this                     day of             , 2018.

By:
Peter “Piotr” Galitzine
Chief Executive Officer

Signature Page to Third Amended and Restated Certificate of Incorporation of IPSCO Tubulars Inc.